Exhibit 99 (a)

                            Joint Announcement By

         [First Bancorp logo here] & [First Scotland Bank logo here]

FIRST BANCORP TO ACQUIRE FIRST SCOTLAND BRANCHES

Wednesday, August 16, 1995  (For Immediate Release)
TROY, N. C. AND LAURINBURG, N. C. - First Bancorp and First Scotland Bank jointly announced today that a definitive agreement has been reached for First Bank, First Bancorp's banking unit, to acquire First Scotland Bank's Laurinburg and Rockingham offices. As of June 30, 1995, estimated assets to be acquired and liabilities to be assumed were approximately $17,074,000 and $15,925,000, respectively. The transaction is structured as a purchase of certain assets and assumption of certain liabilities with the purchase price determined by adding the book value of net assets as of the closing date and a $540,000 premium on the deposits assumed. The definitive agreement differs in part from the agreement in principle announced in April in that only First Scotland's Laurinburg and Rockingham offices will be acquired by First Bank. The transaction is subject to the approval of First Scotland's shareholders and the applicable regulatory authorities. Closing is anticipated to be completed in the fourth quarter of 1995.

Jim Gunter, First Bank's President and CEO, said, "This union with First Scotland will bring us another step closer to meeting our stated objective of more effectively deploying our equity capital. We are confident that this alliance will empower us to create a better future for our respective customers, employees and the communities we serve. Our combined strengths as service-oriented community banks will allow us to preserve and blend the best traditions and values of both institutions."

E. W. (Woody) Davis, Jr., Chairman of First Scotland Bank, remarked, "This new banking combination will allow our customers to benefit from a broader range of financial products and services and to access a larger lending capacity. The joining together of these two community banks with unsurpassed commitments to quality service is a winning combination for everyone. It will enhance our ability to more effectively anticipate and respond to the needs of our customers and communities."

First Bank, based in Troy, North Carolina, is a state-chartered bank that operates 30 branch offices in a nine county market area centered in Troy. The common stock of First Bank's parent company, First Bancorp, is traded over the counter through the NASDAQ National Market System under the symbol FBNC.

For additional information, please contact:
    First Bank -                               First Scotland Bank -
    Mr. James A. Gunter                        Mr. E.W. Davis, Jr.
    President & Chief Executive Officer        Chairman of the Board
    Telephone:  (910) 576-6171                 Telephone:  (910) 692-0812